Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Canyon Bancorp

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 for Canyon Bancorp, of our report dated January 6, 2006 with respect to the balance sheets of Canyon National Bank as of December 31, 2005 and 2004 and the related statements of income, stockholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2005 appearing in the 2005 Annual Report on Form 10-KSB filed by Canyon National Bank with the Comptroller of the Currency.

/s/ VAVRINEK, TRINE, DAY & CO., LLP

Rancho Cucamonga, California

July 5, 2006